Exhibit 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
REPORTS FIRST QUARTER RESULTS

West Orange, New Jersey, May 5, 2011 — Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”), a leading provider of diversified career-oriented post-secondary education, today reported first quarter results.

First Quarter 2011 Highlights

•	Revenue decreased 4.7% to $145.4 million from $152.5 million in the prior-year quarter.
•	Operating income margin decreased 390 basis points to 12.7% from 16.6% in the prior-year quarter.
•	Diluted earnings per share were $0.46 for the quarter as compared to $0.55 in the prior-year quarter.
•	Average student population declined 7.8% from the prior-year quarter.
•	Student starts decreased 38.8% for the quarter as compared to the prior-year quarter.

Comment

“The first quarter of 2011 proved to be more challenging than we expected,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer.  “Changes to admissions criteria, student cash collection policies and campus employee compensation all contributed to a significant decrease in new student starts. While we believed that the greatest impact of these changes would occur in the first quarter, the disruption to our business model resulting from these changes has been greater than originally anticipated.

As we stated last year, the changes that we made to our business model addressed current regulatory rules, assumed the end of existing regulatory remedies and anticipated the finalization of new gainful employment rules. While current economic conditions are also impacting our industry, we believe the primary factor affecting our current performance are the changes in our business model to improve long term student outcomes including graduation, cohort default and placement rates as well as compliance with the 90/10 Rule.  We anticipate continued weakness in student starts will negatively impact revenue and profitability for the year and, as a result, are actively managing our expenses with the intent of preserving profitability expectations.

While our visibility in the near term is limited, with the implementation of these changes now behind us, we expect that the negative trends we are experiencing in the first half of the year will decelerate in the second half of the year.  We remain optimistic that these trends will improve over time as changes to our processes become standardized and comparisons against prior year periods improve.  Additionally, we anticipate that the three new schools that will open in 2011 will contribute to student enrollments during the second half of the year.

Mr. McAlmont concluded, “We made the difficult decision to implement all of these changes based on the assumption that the proposed regulations are adopted as initially drafted and that there will be no relief to the 90/10 Rule.    Although initially challenging, we are confident that these steps are necessary to position Lincoln for long term growth and to ensure that students who enroll and matriculate receive the best return on their educational investment.  We expect that our student starts will improve in future quarters as employees embrace the new policies and procedures that we have put in place.  We remain committed to our growth strategies of selected acquisitions, new campus openings and online program offerings.  We ultimately expect to emerge from these challenging times stronger as company and as a leading provider of career and technical programs.”

2011 Guidance –

➢
For the second quarter of 2011, we expect revenues of $130.0 million to $135.0 million, representing a decrease of approximately 13% over the second quarter of 2010, and diluted EPS of $0.14 to $0.20, representing a decrease of approximately 66% over the second quarter of 2010.  Guidance for the second quarter of 2011 is based on an expected decrease in student starts of 30% to 35% over the same period in 2010.

➢
For the full year, we are reducing our revenue forecast to give effect to the higher than anticipated decrease in student starts in the first half of the year.  As a result, we now expect revenue of $565 million to $585 million, representing a decrease of approximately 8% to 12% over 2010.

➢
We are actively managing our expenses to better align them to our expectations for student population.  We are lowering our previous full year diluted EPS guidance range to $1.50 to $1.80, representing a decrease of approximately 35% to 46% from 2010.  Diluted EPS for 2011 includes $0.28 per share in investments in our online business, our three new campuses and the relocation of an existing campus.

➢
We now expect a decrease in expected student starts of 12% to 16% over 2010.  Student starts are expected to stabilize during the last half of the year. Our expectations are based on the fact that we have three new campuses opening in 2011 and are expanding our program offering at our relocated Denver campus, all of which we expect to contribute to starts. Additionally, we also expect to benefit from easier year over year comparisons during the second half of the year.

➢
The Board of Directors has set the record and payment dates for the dividend for the second quarter of 2011.   The cash dividend of $0.25 per share will be payable on June 30, 2011 to shareholders of record on June 15, 2011.

First Quarter 2011 Operating Performance

Revenue decreased 4.7% to $145.4 million in the first quarter from $152.5 million in the prior-year quarter. This decrease was primarily due to a 7.8% decrease in average student population.  Average revenue per student increased 3.5% in the first quarter primarily from tuition increases which ranged from 3% to 5% annually offset by a shift in program mix.

Operating income decreased 27.0% to $18.5 million in the first quarter from $25.3 million in the prior-year quarter. Operating income margin decreased to 12.7% in the first quarter from 16.6% in the prior-year quarter.

Educational services and facilities expenses increased 0.2% to $59.0 million in the first quarter of 2011 from $58.9 million in the prior-year quarter. This increase was due to higher instructional expenses and an increase in depreciation expense partially offset by a decrease in books and tools expenses.  The increase in instructional expenses is mainly attributable to annual compensation increases for instructional personnel and the hiring of additional instructors to service both our growing student population throughout 2010 as well as our three new facilities.  The increase in depreciation expense was due to higher capital expenditures during 2010.  The decrease in books and tools expenses was attributable to a 7.8% reduction in average student population resulting from a reduction in student starts of approximately 3,700 for the first quarter of 2011 as compared to the prior-year quarter. As a result of the foregoing, educational services and facilities expense, as a percentage of revenue, increased to 40.6% in the first quarter from 38.6% in the prior-year quarter.

Selling, general and administrative expenses decreased 0.6% to $67.9 million in the first quarter from $68.3 million in the prior-year quarter.  The decrease reflects a reduction in administrative expenses, primarily due to a decrease in bad debt expense.  Bad debt expense decreased to $6.7 million, or 4.6% of revenue, in the first quarter of 2011 from $8.4 million, or 5.6% of revenue, in the prior-year quarter.  This decrease is due to our continuing efforts to improve financial aid processing through centralized back office administration of our financial aid department.  Administrative expenses also decreased due to a reduction in administrative depreciation.  The number of day’s revenue outstanding at March 31, 2011 decreased to 18.2 days, compared to 20.8 days at March 31, 2010.  As of March 31, 2011, we had outstanding loan commitments to our students of $14.1 million as compared to $17.3 million at December 31, 2010.  Loan commitments, net of interest that would be due on the loans through maturity, were $12.8 million at March 31, 2011 as compared to $15.4 million at December 31, 2010.

Partially offsetting the decrease in administrative expenses discussed above were increases in sales and marketing primarily due to a $0.3 million increase in annual compensation for admissions personnel, a $0.7 million increase in marketing initiatives in an effort to increase our growth and a $0.4 million increase in sales and marketing expenses at our new campuses.  Student services also increased over the prior-year quarter mainly due to higher compensation and an increased number of employees within the career services, financial aid and default management departments as compared with the prior-year quarter.

As a percentage of revenue, selling, general and administrative expenses increased to 46.7% in the first quarter of 2011 from 44.8% in the prior-year quarter.

Net income decreased 28.4% to $10.4 million in the first quarter from $14.5 million in the prior-year quarter. Diluted earnings per share decreased 16.4% to $0.46 in the first quarter of 2011 from $0.55 in the first quarter of 2010.

Balance Sheet

Lincoln had $43.7 million of cash and cash equivalents at March 31, 2011 compared with $66.0 million at December 31, 2010.  Total debt and capital lease obligations decreased to $36.8 million at March 31, 2011 from $56.9 million at December 31, 2010.  Stockholders’ equity increased to $233.8 million at March 31, 2010 from $222.5 million at December 31, 2010.

Dividends

On November 3, 2010 our Board of Directors declared an annual cash dividend of $1.00 per share of common stock outstanding, payable quarterly.  The dividend was recorded as a reduction to retained earnings as of December 31, 2010 and adjusted for actual payments as of March 31, 2011.  The record date for the second quarterly dividend payment of $5.6 million was March 15, 2011 and the payment date was March 31, 2011.  The establishment of future record and payment dates is subject to the final determination of our Board of Directors.

Student Metrics

Starts and Population

	Three Months Ended
	March 31,
	2011	2010	Change

Student Starts	5,857	9,563	-38.8%
Average population	28,449	30,872	-7.8%
End of period population	26,667	31,402	-15.1%

Average Population Mix by Vertical

	March 31,
	2011	2010

Health sciences	39.6%	39.6%
Automotive	30.7%	29.7%
Skilled trades	11.0%	12.0%
Business & IT	9.1%	9.5%
Hospitality services	9.6%	9.2%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 11:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-825-1709 (domestic) or 617-213-8060 (international) and citing code 54808682. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 46502503.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 45 campuses in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville

Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  Lincoln had an average enrollment of approximately 28,449 students as of March 31, 2011.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2010. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Cesar Ribeiro
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)

	2011	2010

REVENUE	$145,358	$152,466
COSTS AND EXPENSES:
Educational services and facilities	59,016	58,869
Selling, general and administrative	67,888	68,273
(Gain) loss on sale of assets	(21)	4
Total costs and expenses	126,883	127,146
OPERATING INCOME	18,475	25,320
OTHER:
Interest income	3	1
Interest expense	(1,092)	(1,195)
Other income	6	-
INCOME BEFORE INCOME TAXES	17,392	24,126
PROVISION FOR INCOME TAXES	7,036	9,666
NET INCOME	$10,356	$14,460

Earnings per share - Basic -	$0.47	$0.57

Earnings per share – Diluted -	$0.46	$0.55

Weighted average number of common shares outstanding:
Basic	21,943	25,558
Diluted	22,418	26,336

Other data:

Adjusted EBITDA (1)	$25,389	$31,773
Depreciation and amortization	6,908	6,453
Number of campuses	45	43
Average enrollment	28,449	30,872
Stock based compensation	1,316	680
Net cash provided by operating activities	15,039	21,155
Net cash used in investing activities	(11,511)	(14,404)
Net cash used in financing activities	$(25,859)	$(19,035)

Selected Consolidated Balance Sheet Data:	March 31,
(In thousands)	2011

Cash and cash equivalents	$43,664
Current assets	84,964
Working deficit	(15,286)
Total assets	382,601
Current liabilities	100,250
Long-term debt and capital lease obligations, including current portion	36,846
Total stockholders’ equity	$233,838

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended March 31,
	(Unaudited)

	2011	2010

Net Income	$10,356	$14,460
Interest expense, net	1,089	1,194
Provision for income taxes	7,036	9,666
Depreciation and amortization	6,908	6,453
EBITDA	$25,389	$31,773

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